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           SCIOS NOVA INC.
  Computation of Net Loss Per Share

  (Calculated in accordance with the
      guidelines of item 601 of
    Regulation S-K.  The effect of
      stock options on loss per
        share is anti-dilutive

                                          Nine months ended
                                            September 30,
                                        1995            1994
                                        (Unaudited)
PRIMARY:
Average common shares outstanding       35,469,524      35,199,502
Net effect of dilutive stock options -
    based on treasury stock method         100,675         421,076
Average common and common equivalent
    shares outstanding                  35,570,199      35,620,578


Net loss                              $(21,487,000)   $(22,502,000)


Net loss per share                         ($0.60)         ($0.63)

FULLY DILUTED:
Average common shares outstanding       35,469,524      35,199,502
Net effect of dilutive stock options -
    based on treasury stock method          90,548         420,182
Average common and common equivalent -
    shares outstanding                  35,560,072      35,619,684


Net loss                              $(21,487,000)   $(22,502,000)


Net loss per share                         ($0.60)         ($0.63)



See notes to consolidated financial statements

             Exhibit 11.2